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                                       EX-8.(b)
                                Subcustodian Agreement


                                SUBCUSTODIAN AGREEMENT

                                       Between

                         STATE STREET BANK AND TRUST COMPANY

                                         and

                            MORGAN GUARANTY TRUST COMPANY
                                     OF NEW YORK
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                                SUBCUSTODIAN AGREEMENT

      The undersigned custodian (the "Custodian") on behalf of the investment companies identified on Exhibit A attached hereto and for each such additional investment company as may hereafter be added by agreement between the Custodian and Morgan Guaranty Trust Company of New York (each such investment company shall be referred to herein as "Fund") hereby appoints upon the following terms and conditions Morgan Guaranty Trust Company of New York as subcustodian (the "Subcustodian") for the purposes herein defined and the Subcustodian hereby accepts such appointment upon the following terms and conditions as of the date set forth below.

      1. Qualification. The Custodian and the Subcustodian each represent to the other and to the Fund that it is a bank qualified to act as a custodian for a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

      2. Subcustody. The Subcustodian agrees to hold in a separate account, segregated at all times from all other accounts maintained by the Subcustodian, all securities and rights thereto of each Fund (such securities and rights of each such Fund shall be referred to in this Agreement as "Fund Securities") deposited from time to time by the Custodian with the Subcustodian. The Subcustodian will accept, hold or dispose of and take such other actions with respect to Fund Securities in addition to those specified in Section 3 in accordance with the Instructions of the Custodian given in the manner set forth
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in Section 4. Registered Fund Securities may be held in the name of the
Subcustodian's nominee.

      3. Subcustodian's Acts Without Instructions. Except as otherwise instructed pursuant to Section 4, the Subcustodian will (i) present all Fund Securities requiring presentation for any payment thereon, (ii) distribute to the Custodian cash received thereupon, (iii) collect and distribute to the Custodian interest and any dividends and distributions on Fund Securities, (iv) execute any necessary declarations or certificates of ownership under any tax law now or hereafter in effect, (v) forward to the Custodian all confirmations, notices, proxies or proxy soliciting materials relating to the Fund Securities received by it (and the Custodian agrees to forward same to each Fund), (vi) report to the Custodian any missed payment or other default upon any Fund Securities known to it as Subcustodian hereunder and (vii) make no free delivery of Fund Securities to anyone other than the Custodian. Promptly after the Subcustodian is furnished with any report of its independent public accountants on an examination of its internal accounting controls and procedures for safeguarding securities held in its custody for the account of others, the Subcustodian will furnish a copy thereof to the Custodian. Payment by the Subcustodian for Fund Securities may be made only against receipt of such securities.

      4. Instructions, Other Communications. Any officer of the Custodian designated from time to time by letter to the Subcustodian, signed by the President or any Vice President and


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any Assistant Vice President, Assistant Secretary or Assistant Treasurer of
the Custodian, as an officer of the Custodian authorized to give Instructions to the Subcustodian with respect to Fund Securities (an "Authorized Officer") shall be authorized to instruct the Subcustodian as to the acceptance, holding, voting, presentation, disposition or any other action with respect to Fund Securities form time to time by telephone (if recorded) or in writing signed by such Authorized Officer and delivered by hand, mail, telecopier, tested telex, tested computer printout or such other reasonable method as the Custodian and Subcustodian shall agree is designed to prevent unauthorized officer'sinstructions. The Subcustodian will promptly transmit to the Custodian all receipts, confirmations or other transactional evidence received by it in respect of Fund Securities as to which the Subcustodian has received any Instructions. Instructions to the Subcustodian shall be given to Morgan Guaranty Trust Company of New York, 15 Broad Street (16th Floor), New York, New York 10015, Attention: Corporate Trust and Securities Department; Phone (212) 483-4140. Communications to the Custodian and each Fund shall be made at the address set forth below.

      5. The Subcustodian. The Subcustodian shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement and shall not be liable for any action taken or omitted to be taken if done without negligence or willful misconduct. The Subcustodian will indemnify, defend and save harmless the Custodian for any loss or liability incurred by the


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Custodian arising out of or in connection with the Subcustodian's negligence or willful misconduct.

      6. The Funds. The name of each Fund listed on Exhibit A attached hereto or hereafter added to Exhibit A noted by an asterisk is the designation of the Trustees of the Fund for the time being under a Declaration of Trust described on Exhibit A, and all persons dealing with each such Fund must look solely to such Fund property for the enforcement of any claims against such Fund, as neither the Trustees, officers, agents or shareholders assume any personal liability or obligations entered into on behalf of such Fund.

      7. Miscellaneous. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may be executed in counterparts each of which shall be deemed an original but all of which shall constitute the same instrument, (iii) may be amended by the parties hereto in writing and (iv) may be terminated by either party hereto upon 10 days' written notice to the other (and the Subcustodian shall cause any Fund Securities held by it upon such termination to be made available to the Custodian or its order).


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      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated:                                   STATE STREET BANK AND TRUST COMPANY
                                         ("Custodian")


                                         BY:
                                            ------------------------------------
                                            Vice President

                                         P.O. Box 351, Mutual Funds
                                         Boston, Massachusetts 02101

                                         As Custodian for:

                                         (See Exhibit A)

                                         MORGAN GUARANTY TRUST COMPANY
                                           OF NEW YORK ("Subcustodian")


                                         BY:
                                            ------------------------------------
                                            Title:


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